January 29, 2004



BriteSmile, Inc.
490 North Wiget Lane
Walnut Grove, California 94598

Re:      Registration Statement on Form S-3 of BriteSmile, Inc.
         (the "Registration Statement")

Dear Sirs:

We have acted as counsel for BriteSmile, Inc., a Utah corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 369,577 shares of the Company's Common Stock, par value $.001 per share, which have been issued to certain purchasers of the Company's restricted Common Stock in connection with a private placement of such shares. The aggregate of 369,577 shares to be registered under the Act are referred to herein as the "Shares."

In connection with the foregoing, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed.

Based upon the foregoing and in reliance thereon, it is our opinion that the Shares described in the above-referenced Registration Statement are validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the prospectus to be delivered thereunder. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of


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BriteSmile, Inc.
January 29, 2004
Page 2

the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

DURHAM JONES & PINEGAR



/s/ Durham Jones & Pinegar